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                                                                  EXHIBIT 11.1



                UNIVERSAL STANDARD MEDICAL LABORATORIES, INC.
               COMPUTATION OF CONSOLIDATED NET INCOME PER SHARE
                   (In thousands, except per share amounts)


                                                                    Years Ended
                                                                    December 31,
                                                         1996           1995            1994
Income (loss) before extraordinary loss (a)             ($7,751)       ($981)         ($1,954)
Extraordinary loss (a)                                       *            *               167
Net income (loss) (a)                                   ($7,751)       ($981)         ($2,121)

PRIMARY SHARES
Weighted average common shares outstanding                6,462        6,251            6,225

Effect of assumed exercise of stock options at prices
which are lower than the average market price of
common shares during the period using the
treasury stock method                                                    105              142

Warrants outstanding                                                      36               50

Average shares outstanding and common equivalent
shares for primary earnings per share                     6,462        6,392            6,417

PRIMARY EARNINGS PER SHARE (a):
Income (loss) before extraordinary loss                 ($1.199)     ($0.153)         ($0.305)
Extraordinary item                                          *             *           ($0.026)
Net Income (loss)                                       ($1.199)     ($0.153)         ($0.331)

FULLY DILUTED SHARES

Weighted average common shares outstanding                6,462        6,251            6,225

Effect of assumed exercise of stock options at
prices which are lower than the market price of
common shares at the end of the period, when the
ending price is higher than the average market price                     106              151

Warrants outstanding                                                      36               51

Average shares outstanding and common equivalent
shares, assuming full dilution                            6,462        6,393            6,427

FULLY DILUTED EARNING PER SHARE:
Income (loss) before extraordinary loss                 ($1.199)     ($0.153)         ($0.304)
Extraordinary loss                                          *             *           ($0.026)
Net Income (loss)                                       ($1.199)     ($0.153)         ($0.330)
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(a) These amounts agree with the related amounts in the condensed consolidated statements of income.


*  Not applicable